Exhibit 10.20

RETENTION AGREEMENT

This RETENTION AGREEMENT (this “Agreement”) is made as of the         day of               , 2006 by and between REAL MEX RESTAURANTS, INC., a Delaware corporation (the “Company”), and                                     (“Executive”).

WHEREAS, Executive serves the Company in a position of substantial authority and responsibility; and

WHEREAS, the Company and Executive wish to establish protections for Executive in the event of certain cessations of his employment with the Company following a change of control of the Company.

NOW THEREFORE, in consideration of these premises and intending to be legally bound hereby, the parties agree as follows:

SECTION 1.                            Severance Benefits.

1.1.                              Executive’s Entitlement. If on or after the effective date of a Change of Control (the “Effective Date”) and prior to the end of the 18 month period beginning upon such Change in Control, Executive’s employment with the Company ceases due to a termination by the Company without Cause or a resignation by Executive with Good Reason, Executive will be entitled to:

1.1.1.                     payment of all accrued and unpaid base salary through the date of cessation;

1.1.2.                     payment for all accrued but unused vacation days;

1.1.3.                     payment of any annual bonus earned but unpaid with respect to the fiscal year of the Company ending prior to the fiscal year of the Company in which such cessation occurred;

1.1.4.                     waiver of the applicable premium otherwise payable for COBRA continuation coverage for Executive (and, to the extent covered immediately prior to the date of Executive’s cessation, his spouse and dependents) to the extent such premium exceeds the employee contribution required for such coverage (as in effect immediately prior to cessation of employment) for a period equal to the Severance Period;

1.1.5.                     continuation of his Company-provided group term life insurance at no cost to executive (at a level equal to the lower of $500,000, or two times Executive’s annual base rate of pay immediately prior to cessation of employment), or if group coverage is not permitted, reimbursement of the premiums that Executive pays for substantially equivalent replacement coverage, for a period equal to the Severance Period;

1.1.6.                     continuation of his car and car operating allowance of $       /month (or such greater amount as in effect immediately prior to cessation of employment) for a period equal to the Severance Period; and

1.1.7.                     monthly payments for a period equal to the Severance Period, each equal to one-twelfth of Executive’s annual base rate of salary (as in effect immediately prior to his cessation or, if that cessation is due to a resignation for Good Reason described in Section 1.2.3(ii), then at the rate in effect immediately prior to such reduction).

Notwithstanding the foregoing, no amount will be paid or benefit or right provided under this Agreement unless Executive executes and delivers to the Company, in a form satisfactory to the Company, a release substantially identical to that attached hereto as Exhibit A in a manner consistent with the requirements of the Older Workers Benefit Protection Act and all other applicable laws (the “Release”). The severance benefits described in this Section 1.1 will be paid (or, in the case of the benefits described in
Sections 1.1.4 – 1.1.7, will begin to be paid or provided) as soon as administratively practicable following the date the Release becomes irrevocable. The payments, benefits and rights described in this Section 1.1 will be offset by severance benefits due under any employment agreement, severance plan or similar arrangement maintained by the Company.

1.2.                              Definitions. For purposes of this Agreement:

1.2.1.                     “Cause” means, with respect to Executive: (i) conviction of, or the entry of a plea of guilty or no contest to, a felony or any other conduct that causes the Company or its affiliates public disgrace or disrepute, (ii) gross negligence or willful misconduct with respect to the Company or any of its affiliates (including, without limitation fraud, embezzlement, theft or proven dishonesty in the course of employment); (iii) alcohol abuse or use of controlled drugs other than in accordance with a physician’s prescription; (iv) refusal, failure or inability to substantially perform the duties of his position, which failure, refusal or inability (if curable) is not cured within ten days after delivery of notice thereof; (v) material breach of any agreement with, policy of or duty owed to the Company or any of its affiliates, which breach (if curable) is not cured within ten days after delivery of notice thereof; or (vi) poor work performance. Notwithstanding the foregoing, if Executive and the Company (or any of its affiliates) have entered into an employment, consulting or other similar agreement that specifically defines “cause” or any substantially similar concept, “Cause” will have the meaning of such term as defined in that agreement. For avoidance of doubt, a cessation of employment due to (a) a mental or physical condition entitling Executive to benefits under any Company-maintained or provided disability plan or policy or (b) death, will not constitute a termination by the Company “without Cause.”

1.2.2.                     “Change in Control” means the first occurrence of any of the following after the Effective Date (whether in one transaction or a series of related transactions): (i) the sale, transfer, assignment or other disposition (including by merger or consolidation, but excluding any sales by stockholders made as part of an underwritten public offering of common stock) by stockholders of the Company of more than 50% of the voting power represented by the then outstanding capital stock of the Company, (ii) the sale of substantially all the assets of the Company (other than a transfer of financial assets made in the ordinary course of business for the purpose of securitization), or (iii) the liquidation or dissolution of the Company.

1.2.3.                     “Good Reason” means (i) reassignment of Executive to a position with authority, duties or responsibilities that are substantially inferior to those of his existing position,

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(ii) a reduction in Executive’s annual base salary, or (iii) a relocation of Executive’s principal worksite to a location more than twenty (20) miles from his existing worksite or residence; provided, however, that none of the foregoing events or conditions will constitute “Good Reason” unless: (x)  Executive provides the Company with written objection to the event or condition within 90 days following the occurrence thereof, (y) the Company does not reverse or otherwise cure the event or condition within fifteen (15) days of receiving that written objection, and (z) Executive resigns his employment within thirty (30) days following the expiration of that cure period; and provided further, that notwithstanding the foregoing, if Executive and the Company (or any of its affiliates) have entered into an employment, consulting or other similar agreement that specifically defines “good reason,” “constructive discharge” or any substantially similar concept, “Good Reason” will have the meaning of such term as defined in that agreement.

1.2.4.                     “Severance Period” means 18 months reduced by the number of full or partial months (if any) transpired since the occurrence of a Change in Control.

SECTION 2.                            Avoidance of Golden Parachute Excise Taxes. Notwithstanding any other provision of this Agreement, to the extent that any payment, right and/or benefit otherwise due hereunder (when added to all other payments, rights and benefits due to Executive from the Company and its affiliates)(collectively, the “Payments” and each, a “Payment”) will constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code (the “Code”) or any successor provision, that Payment will not be paid or provided unless approved by the stockholders of the Company in a manner, and at a time, consistent with the requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder. The Company agrees that, if the foregoing sentence is implicated, it will timely submit the excess Payments to its stockholders for their approval, will recommend that its stockholders vote in favor of those Payments and will otherwise exercise reasonable efforts to encourage the approval of those Payments in a manner consistent with the requirements of Section 280G(b)(5)(B) of the Code.

SECTION 3.                            Miscellaneous.

3.1.                              No Mitigation; No Offset. Following any cessation of Executive’s employment with the Company, Executive will be under no obligation to seek other employment and there will be no offset against amounts due to Executive hereunder on account of remuneration attributable to subsequent employment of Executive by a third party.

3.2.                              No Liability of Officers and Directors for Severance Upon Insolvency. Notwithstanding any other provision of this Agreement and intending to be bound by this provision, Executive hereby (a) waives any right to claim payment of amounts owed to him or her, now or in the future, pursuant to this Agreement from directors or officers of the Company if the Company becomes insolvent, and (b) fully and forever releases and discharges the Company’s officers and directors from any and all claims, demands, liens, actions, suits, causes of action or judgments arising out of any present or future claim for such amounts.

3.3.                              Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Company and Executive and their respective successors, executors, administrators and heirs. The Company may assign this Agreement to any direct or indirect

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subsidiary of Company, or any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, sale of stock or otherwise. The rights and obligations of Executive hereunder are personal to Executive and may not be assigned by him.

3.4.                              Notice. Any notice or communication required or permitted under this Agreement shall be made in writing and (a) sent by overnight courier, (b) mailed by certified or registered mail, return receipt requested or (c) sent by telecopier, addressed as follows:

If to Executive, to the address set forth in his personnel file.

If to Company:

Real Mex Restaurants, Inc.
5660 Katella Avenue
Suite 100
Cypress, CA 90630
Attention: Chairman of the Board
Facsimile No.: (562) 346-1465

or to such other address as either party may from time to time specify by notice given to the other party in the manner described above.

3.5.                              Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof, except as otherwise specifically provided for herein. This Agreement may not be changed or modified, except by an Agreement in writing signed by each of the parties hereto.

3.6.                              Waiver. Any waiver by either party of any breach of any term or condition in this Agreement shall not operate as a waiver of any other breach of such term or condition or of any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof or constitute or be deemed a waiver or release of any other rights, in law or in equity.

3.7.                              Governing Law. This Agreement shall be governed by, and enforced in accordance with, the laws of the State of California, without regard to the application of the principles of conflicts of laws.

3.8.                              Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

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3.9.                              Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

3.10.                        Withholding. Any payments due to Executive hereunder will be subject to withholding for all taxes or other amounts required to be withheld pursuant to applicable law.

3.11.                        Compliance with Section 409A. Notwithstanding any other provision of this Agreement, all payments to be made hereunder shall be structured, both as to amount and time of payment, to the maximum extent possible, to comply with section 409A of the Code as interpreted in good faith and in accordance with guidance on the application of section 409A published by the Internal Revenue Service (“Section 409A”). Unless and until precluded by final guidance issued under Section 409A, the Company and the Executive agree to negotiate in good faith to restructure any payments to be made under this Agreement to the extent reasonably necessary to comply with the requirements of Section 409A.

3.12.                        Counterparts and Facsimiles. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original and all of which together will be deemed to be one and the same instrument.

3.13.                        Termination. This Agreement shall terminate and be of no force or effect if the Effective Date has not occurred within one year after the date hereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, in each case as of the date first above written.

REAL MEX RESTAURANTS, INC.

By:

Name & Title:

EXECUTIVE

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Exhibit A

GENERAL RELEASE AND NON-DISPARAGEMENT AGREEMENT

THIS GENERAL RELEASE AND NON-DISPARAGEMENT AGREEMENT (this “Release”) is made as of the         day of               ,                by and between                       (“Executive”) and REAL MEX RESTAURANTS, INC. (the “Company”).

WHEREAS, Executive’s employment by the Company has terminated; and

WHEREAS, pursuant to Section 1.1 of the Retention Agreement by and between the Company and Executive dated as of               , 2006 (the “Retention Agreement”), the Company has agreed to pay Executive certain amounts and to provide Executive with certain benefits, subject to the execution of this Release.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1.                            Consideration. Executive acknowledges that: (i) the payments and benefits set forth in Section 1.1 of the Retention Agreement constitute full settlement of all his rights under the Retention Agreement, and (ii) [except as otherwise provided specifically in this Release,] he has no entitlement under any other severance or similar arrangement maintained by the Company, and (iii) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to him. Executive further acknowledges that, in the absence of his execution of this Release, the severance benefits specified in Section 1.1 of the Retention Agreement would not otherwise be due to him.

SECTION 2.                            General Release and Covenant Not to Sue.

2.1.                              Executive hereby fully and forever releases and discharges the Company and its parents, affiliates and subsidiaries, including all predecessors and successors, assigns, officers, directors, trustees, employees, agents and attorneys, past and present (each, a “Released Person”), from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising at any time, up to and including the date of this Release. This general release covers and includes, and therefore releases (without limitation) all claims arising from or relating to the Employee’s employment with the Company, the termination of his/her employment with the Company, or any act or omission provided for or authorized by this Release. Among the specific claims that the Employee is releasing by signing this Release are (without limitation) the following: all claims arising under (i) any law prohibiting discrimination on the basis of any protected characteristic (such as age, race, sex, national origin, religion, and disability status), including (but not limited to) all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and any similar state and local laws, including (but not limited to) the California Fair Employment and Housing Act; (ii) any law governing the payment of wages or the provision of employee benefits, including (but not limited to) the Employee Retirement Income Security Act, the California Labor Code, and the California Workers’ Compensation Act; (iii) the

common law of any jurisdiction, including (but not limited to) all claims for breach of contract, wrongful termination or discharge, infliction of emotional distress, fraud, negligence, and defamation; and (iv) any other law (or cause of action), whether federal, state, or local, governing the employment relationship, including (without limitation) the Family and Medical Leave Act.”

2.2.                              Executive expressly represents that he has not filed a lawsuit or initiated any other proceeding against any Released Person and that he has not assigned any claim against a Released Person to any other person or entity. Executive further promises not to initiate, join, or accept any relief in a lawsuit or any other proceeding against any Released Person asserting any claims released by this Release.

2.3.                              This Release will not prevent Executive from filing a charge with the Equal Employment Opportunity Commission or participating in any investigation conducted by the Equal Employment Opportunity Commission; provided, however, that any claims by Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.

2.4.                              Executive acknowledges that he is familiar with and expressly waives all rights afforded by Section 1542 of the Civil Code of the State of California (“Section 1542”). Section 1542 reads substantially as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release, Executive understands and agrees that this Release is intended to include all claims described above that he may have, even if not now known or suspected, and that this Release extinguishes all such claims.

2.5.                              The forgoing will not be deemed to release the Company from (a)  claims solely to enforce Section 1.1 of the Retention Agreement, (b) claims for indemnification under the Company’s By-Laws, [or] (c) claims solely to enforce the terms of any equity incentive award agreement between Executive and the Company[, or (d) claims for amounts due under Section 2.4(d) of that certain Executive Employment Agreement between Executive and the Company dated August 2, 2004].(1)

(1) For Fred Wolfe only.

SECTION 3.                            Non-Disparagement. Executive will not disparage any Released Person or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of any Released Person. Similarly, the Company (meaning, solely for this purpose, the Company’s directors, executive officers and other individuals authorized to make official communications on Company’s behalf) will not disparage Executive or otherwise take any action which could reasonably be expected to adversely affect Executive’s personal or professional reputation.

SECTION 4.                            Cooperation. Executive further agrees that, subject to reimbursement of his reasonable expenses, he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) which relates to matters with which he was involved during his employment with Company. Executive will render such cooperation in a timely manner on reasonable notice from the Company.

SECTION 5.                            Rescission Right. Executive expressly acknowledges and recites that (a) he has read and understands this Release in its entirety, (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) he was provided 21 calendar days after receipt of the Release to consider its terms before signing it; and (e) he is provided seven calendar days from the date of signing to terminate and revoke this Release, in which case this Release shall be unenforceable, null and void. Executive may revoke this Release during those seven days by providing written notice of revocation to the Company at the address specified in Section 3.4 of the Retention Agreement.

SECTION 6.                            Challenge. If Executive violates or challenges the enforceability of any provision of this Release, no further payments, rights or benefits under Section 1.1 of the Retention Agreement will be due to Executive. While this Release will serve to release any ADEA claims referenced above in Section 2, this Section 6 will not apply to any claims challenging the validity of this Agreement under the ADEA.

SECTION 7.                            Miscellaneous.

7.1.                              No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to Executive. There have been no such violations and the Company specifically denies any such violations.

7.2.                              No Reinstatement. Executive agrees that he will not apply for reinstatement with the Company or seek in any way to be reinstated, re-employed or hired by the Company in the future. Executive (i) agrees that, if he does seek such reinstatement, then the denial of such shall be considered legitimate, proper, and non-discriminatory for all purposes, as well as an exercise of the Company’s rights under this section; and (ii) releases the Company and the other Released Persons from all claims arising from exercise of their rights under this Section 7.2 (including the claims referenced above in Section 2).

7.3.                              Successors and Assigns. This Release shall inure to the benefit of and be binding upon the Company and Executive and their respective successors, executors, administrators and heirs. Executive may not make any assignment of this Release or any interest herein, by operation of law or otherwise. The Company may assign this Release to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, transfer of assets, or otherwise.

7.4.                              Severability. Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

7.5.                              Entire Agreement; Amendments. Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof, except as otherwise specifically provided for herein. This Release may not be changed or modified, except by an Agreement in writing signed by each of the parties hereto.

7.6.                              Governing Law. This Release shall be governed by, and enforced in accordance with, the laws of the State of California without regard to the application of the principles of conflicts of laws.

7.7.                              Counterparts and Facsimiles. This Release may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Release to be executed by its duly authorized officer, and Executive has executed this Release, in each case as of the date first above written.

REAL MEX RESTAURANTS, INC.

By:

Name & Title:

EXECUTIVE